AMENDMENT NO. 3

TO

FUND PARTICIPATION AGREEMENT

THlS AMENDMENT NO. 3 TO FUND PARTICIPATION AGREEMENT (“Amendment”) is made as of this 1st day of September 2013, by and between AXA EQUITABLE LIFE INSURANCE COMPANY (the “Company’’), MONY LIFE INSURANCE COMPANY (“MONY”), MONY LIFE INSURANCE COMPANY OF AMERICA (“MLOA”), AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. (“Adviser”) and AMERICAN CENTURY INVESTMENT SERVICES, INC. (“Distributor”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

WHEREAS, the Company, MONY, MLOA, Adviser and Distributor are parties to a certain Fund Participation Agreement dated October 15, 2009, as amended (the “Agreement”); and

WHEREAS, upon the closing (the “Closing”) of the transactions contemplated by that certain Master Agreement, dated as of April 10, 2013, by and among AXA Equitable Financial Services, LLC, a Delaware limited liability company (“Seller”), AXA Financial, Inc., a Delaware corporation, and Protective Life Insurance Company, an insurance company organized under the laws of the State of Tennessee (“Purchaser”), Seller will sell to Purchaser, and Purchaser will purchase, all of the issued and outstanding shares of common stock of MONY (the “Transaction”);

WHEREAS, by virtue of the Transaction, AXA Equitable and MONY will no longer be affiliated entities and as such the Parties wish to remove MONY as a Party to the Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Removed Party. Effective as of the Closing, MONY is hereby deleted as a party to the Agreement, the defined term “Company” shall no longer be deemed to include MONY and all references to MONY throughout the Agreement are hereby deleted. Notwithstanding anything in the Agreement to the contrary, all rights, liabilities and obligations of MONY thereunder are hereby terminated effective as of the Closing.

2. Schedule A. Effective as of the Closing, Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached “Schedule A”.

3. Effective Date. The Parties agree that this Agreement is contingent upon, and shall not be effective until, the Closing, and shall take effect automatically upon the Closing. If the Closing shall not have occurred by April 1, 2014, this Agreement shall terminate and shall be of no further force or effect.

4. Governing Law. THIS AMENDMENT, INCLUDING THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, AND ALL TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first above set forth.

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.		AMERICAN CENTURY INVESTMENT SERVICES, INC.

By:		By:
Name:	Otis H. Cowan	Name:	Cindy A. Johnson
Title:	Vice President	Title:	Vice President

AXA EQUITABLE LIFE INSURANCE COMPANY, on behalf of itself and its separate accounts		MONY LIFE INSURANCE COMPANY, on behalf of itself and its separate accounts

By:		By:
Name:	Steven M. Joenk	Name:	Steven M. Joenk
Title:	Managing Director	Title:	Senior Vice President

MONY LIFE INSURANCE COMPANY OF AMERICA, on behalf of itself and its separate accounts

By:
Name:	Steven M. Joenk
Title:	Senior Vice President

SCHEDULE A

Separate Accounts and Associated Contracts

Name of Separate Account	Policy Form Numbers of Contracts Funded by Separate Account
AXA Equitable Separate Account A	All Contracts
AXA Equitable Separate Account FP	All Contracts
AXA Equitable Separate Account I	All Contracts
AXA Equitable Separate Account 45	All Contracts
AXA Equitable Separate Account 49	All Contracts
AXA Equitable Separate Account 65	All Contracts
AXA Equitable Separate Account 66	All Contracts
AXA Equitable Separate Account 70	All Contracts
AXA Equitable Separate Account 206	All Contracts
AXA Equitable Separate Account 301	All Contracts
MONY Life Insurance Company of America Separate Account L	All Contracts
MONY Life Insurance Company of America Separate Account A	All Contracts
MONY Life Insurance Company of America Separate Account P	All Contracts
MONY Life Insurance Company of America Separate Account K	All Contracts

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